Exhibit 99.1

FORM OF INSTRUCTIONS AS TO USE OF

SUBSCRIPTION RIGHTS CERTIFICATES

MOTRICITY, INC.

The following instructions relate to a rights offering (the “Rights Offering”) by Motricity, Inc. (the “Company”) to the holders of its common stock, as described in the Company’s prospectus (the “Prospectus”) dated                  , 2012. Subject to applicable law, each holder will receive one subscription right for each share of common stock owned as of 5:00 pm, New York City time on                  , 2012, the record date, which is referred to as the “basic subscription privilege.” The subscription rights will expire at 5:00 p.m., New York City Time, on                  , 2012, unless extended by the board of directors of the Company.

Each subscription right, subject to certain limitations, is exercisable, upon payment of the subscription price of $            , to purchase one unit. Each unit consists of              shares of the Company’s 8% Redeemable Series J preferred stock, which is referred to as “Series J preferred stock” and              warrants, each to purchase one share of the Company’s common stock at a price of $            per share, which are referred to as the “common stock warrants.” The Series J preferred stock and the common stock warrants comprising the unit will separate upon subscription of the rights and the units will not trade as separate securities.

The Company applied for listing of the subscription rights on the Nasdaq Global Select Market under the symbol “MOTRR” beginning on or about             , 2012. The Company also applied for listing of the Series J preferred stock on the Nasdaq Global Select Market under the symbol “MOTRP” beginning on or about             , 2012. The Company also applied for listing of the common stock warrants on the Nasdaq Global Select Market under the symbol “MOTRW”, beginning on or about             , 2012. If the listing applications for the subscription rights, Series J preferred stock or common stock warrants are not accepted, the Company intends to apply for quotation of the subscription rights, Series J preferred stock and/or common stock warrants on the OTCQB market. The subscription rights, the Series J preferred stock and the common stock warrants will be new issues of securities with no prior trading markets, and the Company cannot provide any assurances as to the liquidity of the trading market for the subscription rights, the Series J preferred stock or common stock warrants. The subscription rights are transferable until 5:00 p.m., New York City time on the last business day prior to the expiration date of the Rights Offering.

The subscription rights entitle the holders of the Company’s common stock to purchase an aggregate of approximately              units consisting of              shares of the Company’s Series J preferred stock and              warrants, each to purchase one share of the Company’s common stock at a price of $            per share, which are referred to as the “common stock warrants,” for an aggregate purchase price of $30 million.

If any holders of rights (including holders who acquired rights by purchasing rights from others) do not exercise their basic subscription privilege in full, then holders of rights (including holders who acquired rights by purchasing rights from others) will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the number of unsubscribed units, if any, at the same subscription price of $        per unit. A holder does not have to exercise the basic subscription privilege in full in order to exercise the over-subscription privilege. However, because units available pursuant to the over-subscription privilege, if any, will be allocated based on the number of rights exercised, a holder’s ability to subscribe for units pursuant to the over-subscription privilege will be maximized if the holder exercised the basic subscription privilege in full and by purchasing rights from other holders and exercising those rights. If over-subscription requests exceed the number of units available, the available units will be allocated pro rata among the holders of rights (including holders who acquired rights by purchasing rights from others) exercising the over-subscription privilege in proportion to the number of rights properly exercised by such holder as of the expiration date of the Rights Offering, relative to the number of rights properly exercised as of the expiration date of the Rights Offering by all holders of rights exercising the over-subscription privilege (including holders who acquired rights by purchasing rights from others).

The Company will not issue or pay cash in place of fractional rights, fractional units, fractional warrants or fractional shares. Instead, the Company will round down any fractional rights to the nearest whole right, any resulting units to the nearest whole unit, any fractional warrants to the nearest whole warrant and any resulting fractional shares to the nearest whole share.

The subscription rights are evidenced by subscription rights certificates (the “Subscription Rights Certificate”) registered in the record holder’s name or the name of its nominee. The number of subscription rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your subscription rights by completing the appropriate section on the back of your Subscription Rights Certificate and returning it to the American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) in the envelope provided.

Your Subscription Rights Certificate must be received by the Subscription Agent on or before the expiration date of the Rights Offering. Payment of the subscription price of all subscription rights exercised, including pursuant to the over-subscription privilege, including final clearance of any checks, must be received by the Subscription Agent on or before the expiration date of the Rights Offering. Once you exercise your subscription rights, you cannot revoke the exercise of such subscription rights. In case you hold subscription rights through a broker or other nominee, you should verify with your broker or nominee the deadline by when you must deliver your instruction. See also Section 3 below.

1. Subscription Rights. To exercise subscription rights, including any subscription rights you purchased from others, complete your Subscription Rights Certificate and send your properly completed and executed Subscription Rights Certificate, together with payment in full of the subscription price for each unit subscribed for pursuant to the basic subscription privilege and the over-subscription privilege, to the Subscription Agent at the address given below. The method of delivery of the Subscription Rights Certificate and the payment of the subscription price to the Subscription Agent is at your election and risk. If you send your Subscription Rights Certificate and payment by mail, then you should send them by registered mail, properly insured. All payments must be made in United States dollars by certified or uncertified check or bank draft (cashier’s check) drawn upon a United States bank, U.S. postal money order, or by wire transfer, in each case, payable to “American Stock Transfer & Trust Company, LLC as Subscription Agent.”

2. Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the: (i) clearance of any uncertified check deposited by the Subscription Agent; (ii) receipt by the Subscription Agent of a certified or cashier’s check or bank draft drawn upon a United States bank; (iii) receipt by the Subscription Agent of any postal, telegraphic or express money order; or (iv) receipt by the Subscription Agent of confirmation from its bank that a wire transfer has been received in the Subscription Agent’s account. If you elect to exercise your subscription rights, you should consider using a certified check or bank draft to ensure that the Subscription Agent receives your funds before the Rights Offering expires. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require several business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the Rights Offering to ensure that the payment is received and clears by that date. If you send a certified check or bank draft, drawn upon a U.S. bank, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instrument. Payment received after the expiration of the Rights Offering will not be honored, and the Subscription Agent will return your payment to you, without interest, as soon as practicable.

3. Contacting the Subscription Agent; Questions and Requests for Additional Materials. The address for the Subscription Agent is as follows:

By Mail or Overnight Courier:
American Stock Transfer & Trust Company, LLC Attn: Corporate Actions 6201 15th Avenue Brooklyn, New York 11219

For questions regarding the Rights Offering, assistance regarding the method of exercising subscription rights or for additional copies of relevant documents and instructions, please contact the Information Agent by mail or telephone:

Phoenix Advisory Partners	Telephone: (877) 478-5038	(Individuals)
110 Wall Street, 27th Floor	Telephone: 212-493-3910	(Banks and Brokers)
New York, NY 10005

4. Effect of Over- and Under-Payments. If you send a payment that is insufficient to purchase the number of units you requested on your Subscription Rights Certificate, or if the number of units you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of payment received, subject to the availability of units under the over-subscription privilege and the elimination of fractional units. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering. In the event all or any portion of the subscription rights are not exercised prior to the expiration of the Rights Offering, any such unexercised rights will terminate automatically and have no value.

5. Delivery of Stock Certificates. The following deliveries and payments to you will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary on the back of your Subscription Rights Certificate:

(a) Basic Subscription Privilege. If you purchase units in the Rights Offering by timely submitting a Subscription Rights Certificate and payment, the Company will mail you share certificates or DRS statements for the shares of Series J preferred stock and the common stock warrants as soon as practicable after the completion of the Rights Offering. If your shares as of the record date were held by a broker, dealer, custodian bank or other nominee, and you participate in the Rights Offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock and Series J preferred stock underlying the units you purchase in the Rights Offering as soon as practicable after the completion of the Rights Offering.

(b) Over-subscription Privilege. If you purchase units in the Rights Offering with the over-subscription privilege by timely submitting a Subscription Rights Certificate and payment, the Company will mail you share certificates or DRS statements for the shares of common stock and the shares of Series J preferred stock as soon as practicable after the completion of the Rights Offering. If your shares as of the record date were held by a broker, dealer, custodian bank or other nominee, and you participate in the Rights Offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of Series J preferred stock and the common stock warrants underlying the units you purchase in the Rights Offering as soon as practicable after the completion of the Rights Offering.

(c) Excess Payments. If you exercised your over-subscription privilege and are allocated less than all of the units for which you wished to over-subscribe, then any excess subscription price payment for units that were not allocated to you will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

6. Transferability. You may transfer your rights. Transferees of subscription rights will be entitled to exercise the basic subscription privilege in full and will be able to exercise the over-subscription privilege, with respect to those subscription rights transferred to them. You may sell your subscription rights through normal investment channels, however, a broker, dealer, custodian bank or other nominee may charge a transaction fee or commission to sell subscription rights. The Company anticipates that the subscription rights will be eligible to trade on the Nasdaq Global Select Market under the symbol “MOTR” beginning on or about                 , 2012, until 5:00 p.m., New York City time, on the last business day prior to the scheduled expiration date. If the listing application for the subscription rights is not accepted, the Company intends to apply for quotation of the subscription rights on the OTCQB market. If any of the applications for listing or quotation of the subscription rights are not accepted, the Company intends to proceed with the Rights Offering (subject to any applicable state law restrictions). The Company cannot provide assurances that the application for listing of the subscription rights will be accepted. If the Company is successful in listing the subscription rights on the Nasdaq Global Select Market, or if the application for quotation of the subscription rights on the OTCQB market is approved, the subscription rights will be transferable during the subscription period. If the Company is for any reason unsuccessful in listing the subscription rights on the Nasdaq Global Select Market, the subscription rights will be, in most states, transferable during the subscription period.

The subscription rights will be a new issue of securities with no prior trading market, and the Company cannot provide you with any assurances as to the liquidity of or the trading market for the subscription rights. Therefore, the Company cannot assure you that you will be able to sell any of your subscription rights or as to the value you may receive in a sale. Subscription rights, whether or not transferred, must be exercised prior to the expiration of the Rights Offering or they will terminate.

7. Effecting Transfer. You may effect a transfer of all or a portion of the subscription rights distributed to you by completing Section 2 on your Subscription Rights Certificate. Any portion of the subscription rights evidenced by your Subscription Rights Certificate representing whole and not any fractional subscription rights may be transferred by delivering to the Subscription Agent a Subscription Rights Certificate properly endorsed for transfer, with instructions to register that portion of the subscription rights indicated in the name of the transferee and to issue a new Subscription Rights Certificate to the transferee evidencing the transferred subscription rights.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the expiration of the Rights Offering for the transfer instructions to be received and processed by the Subscription Agent. Once processed by the Subscription Agent, the transferee receiving all or a portion of your subscription rights will need sufficient time to exercise or sell the subscription rights evidenced by the new Subscription Rights Certificates that they receive. You will also need adequate time to obtain a new Subscription Rights Certificate representing your remaining subscription rights, if any. The required time will depend upon the method by which delivery of the Subscription Rights Certificates and payment is made and the number of transactions you instruct the Subscription Agent to effect. Please bear in mind that the Rights Offering has a limited period. Neither the Company nor the Subscription Agent shall have any liability to a transferee or you if Subscription Rights Certificates, any other required subscription documents or subscription payments are not received in time for exercise or sale prior to the expiration of the Rights Offering.

A new Subscription Rights Certificate will be issued to you if you transfer a portion of your subscription rights. Your new Subscription Rights Certificate representing your retained subscription rights will be mailed to you unless you otherwise instruct the Subscription Agent. All commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of subscription rights will be for your account, and none of these commissions, fees or expenses will be paid by the Company or the Subscription Agent.

9. Execution.

(a) Execution By Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b) Execution By Person Other Than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c) Signature Guarantees. If you specify special delivery instructions, your signature on your Subscription Rights Certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

10. Method of Delivery. The method of delivery of Subscription Rights Certificates and payment of the subscription price to the Subscription Agent will be at the election and risk of the holder of the subscription right. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the Rights Offering expires.

11. Delivery of Subscription Rights Through Depository Trust Company. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a Subscription Rights Certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of the Company’s common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

12. No Revocation. Once you submit the Subscription Rights Certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. You should not exercise your subscription rights unless you are certain that you wish to purchase units at the subscription price of $             per unit. All exercises of subscription rights are irrevocable, even if you learn information that you consider to be unfavorable to the exercise of your subscription rights. Subscription rights not exercised before the Rights Offering expires at 5:00 p.m., New York City time, on                       , 2012 will expire and have no value.

13. Limitation on the Purchase of Units. You may only purchase the number of whole units consisting of shares of Series J preferred stock and common stock warrants purchasable upon exercise of the basic subscription privileges included in the subscription rights distributed to you in the Rights Offering, or purchased by you as a result of buying subscription rights, plus the maximum amount of over-subscription privilege units available, if any. Accordingly, the number of units that you may purchase in the Rights Offering is limited by the number of shares of the Company’s common stock you held on the record date, by the number of rights purchased by you as a result of buying subscription rights, and by the extent to which other stockholders exercise their subscription rights, which cannot be determined prior to completion of the Rights Offering. The Company reserves the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of the Company’s counsel, be unlawful.